UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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KraneShares Trust

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Krane Funds Advisors, LLC 1270 Avenue of the Americas Suite 2217 New York, NY 10020

September 15, 2017

Dear Mr. AAA:

My name is Jonathan Krane, the Principal Executive Officer of the KraneShares Trust. I want to personally thank you for owning BBB shares of the KraneShares Zacks New China ETF (“KFYP”). We really appreciate your investment.

I am writing to ask for your assistance.  We are holding a Special Meeting of Shareholders that has been adjourned to September 22, 2017 at 2pm and your vote participation prior to the meeting is extremely important.  As one of our valued shareholders, we would really appreciate your vote. Many of the shareholders have already voted in-favor of a new advisory agreement for the fund. The Fund’s Board of Trustees, along with leading independent global governance firms such as Glass-Lewis and ISS, recommend that shareholders vote ‘FOR’ the proposal as described in the proxy statement previously sent.

With your help and vote participation today, we can assure a successful outcome on September 22nd.

You may vote your shares by sending me an e-mail at jon.krane@kraneshares.com, specifying your unique identification number (CCC) and whether you would like to vote along with the Board’s recommendation.  You can also speak with a live operator at (877) 283-0320, Monday through Friday, 9 a.m. to 10 p.m. Eastern time.  Alternatively, you can vote via the internet at the website provided on your ballot, which was mailed separately.

On behalf of the Board of Trustees of KraneShares Zacks New China ETF, please accept my gratitude for your participation in this important matter. We appreciate your continued confidence in KraneShares Trust, and we look forward to receiving your vote.

Sincerely,

Jonathan Krane
Principal Executive Officer
KraneShares Trust
Cell Phone: (646) 479-5031